Exhibit 10.1

Nukkleus Inc.

525 Washington Blvd.

Jersey City, New Jersey 07310

November 14, 2024

X Group Fund of Funds

22511 Telegraph, Suite 202

Southfield, MI 38033

Re: Conversion Agreement dated November 8, 2024

To whom it may concern:

Reference is hereby made to the Conversion Agreement dated November 8, 2024 between Nukkleus Inc. (the “Company”) and X Group Fund of Funds (the “Holder”). The parties hereby agree to amend the terms of the Conversion Agreement providing for the amendment of the per share purchase price to $2.41, which is above the Nasdaq consolidated closing bid price as of November 7, 2024, and the amendment of the Warrant dated November 8, 2024 (the “Warrant”) issued in connection with the Conversion Agreement to provide for an exercise price of $2.41. The following amendments to the Conversion Agreement and the Warrant will be effective as of November 8, 2024:

1.	The second WHEREAS clause of the Conversion Agreement shall be amended and restated as follows:

WHEREAS, the Holder desires that the Company exchange the Debt for 319,952 shares of common stock of the Company (the “Settlement Shares”) and a Warrant to acquire 351,424 of common stock of the Company exercisable for a term of five years at a per share of $2.41 (the “Warrant”) simultaneous upon the execution and delivery of this Agreement, and said parties have agreed to effectuate such exchange upon the terms and subject to the conditions set forth herein.

2.	Section (e) in the preamble of the Warrant shall be amended and restated as follows:

(e) Exercise Price $2.41

We kindly request that you execute below agreeing to the terms set forth herein.

Sincerely,

Nukkleus Inc.

By:	/s/Menachem Shalom
Name:	Menachem Shalom
Title:	CEO

ACKNOWLEDGED AND AGREED:

X Group Fund of Funds

By:	/s/ Anastasiia Kotaieva
Name:	Anastasiia Kotaieva
Title:	Owner